Exhibit 5.1
BERKMAN, HENOCH, PETERSON & PEDDY, P.C.
100 Garden City Plaza
Garden City, NY 11530

                                                                                                    October 27, 2009

China Digital Communication Group
A-3. Xinglian Industrial Zone
He Hua Ling Pingxin Road, Xin Nan Ping Hu Town
Longgang, Shenzhen China

RE:       Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about October 27, 2009 (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of up to 1,000,000 shares of China Digital Communication Group Common Stock, par value $0.001 per share (the “Shares”), issuable pursuant to the China Digital Communication Group 2009 Equity Incentive Plan (the “Plan”).  We have reviewed such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.  We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.  We have relied as to certain factual matters on information obtained from officers of the Company, and other sources believed by us to be responsible. We are admitted to practice only in the State of New York and the federal laws of the United States of America.

Based upon the foregoing, and in reliance thereon we are of the opinion that, when the terms of the issuance and sale of the Shares have been duly established in conformity with the Plan, the Shares, when duly issued and paid for as contemplated in the applicable Plans and any applicable agreements relating thereto, and assuming compliance with the Act, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,
/s/
Berkman, Henoch, Peterson & Peddy, P.C.